EXHIBIT 99.	Cautionary Statement Under Private Securities Litigation Reform Act of 1995 – “Safe Harbor” for Forward-Looking Disclosures
Certain forward-looking statements are included in this Form 10-K and may be made by spokespeople based on then-current expectations of management. All forward-looking statements made by us are subject to risks and uncertainties. One can identify forward-looking statements by the use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects,” “believes,” “anticipates,” and other words of similar meaning. Forward-looking statements do not relate strictly to historical or current facts. They are likely to address our growth strategy, financial results, regulatory issues, and status of product approvals, development programs, litigation, and investigations.
Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations and historical results. These factors may include:

-	Competitive factors can lead to declining demand for our products. These factors include new patented products or expanded indications for existing products introduced by competitors; generic competition as patents on key products expire; and pricing pressures, both in the U.S. and abroad.

-	Government health care cost-containment measures can significantly affect our sales and profitability. These include federal, state, and foreign laws and regulations that negatively affect pharmaceutical pricing, such as Medicaid and Medicare; pharmaceutical importation laws; and other laws and regulations that, directly or indirectly, impose governmental controls on the prices at which our products are sold.

-	There are many difficulties and uncertainties inherent in new product development and introduction of new products. New product candidates that appear promising in development may fail to reach the market or may have only limited commercial success because of efficacy or safety concerns, inability to obtain necessary regulatory approvals, limited scope of approved uses, difficulty or excessive costs to manufacture, or infringement of the patents or intellectual property rights of others. In addition, it can be very difficult to predict sales growth rates of new products.

-	Delays and uncertainties in the FDA approval process and the approval processes in other countries can result in delays in product launches and lost market opportunity.

-	Unexpected safety or efficacy concerns can arise with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals, or declining sales.

-	Patent challenges, including challenges to our patents by generic pharmaceutical manufacturers under the Hatch-Waxman Act or patent infringement suits brought against us by other patent holders, can cause us to prematurely lose market exclusivity for, or preclude commercialization of, our products. In particular, see Part I, Item 2, “Legal and Regulatory Matters”, for a discussion of Hatch-Waxman Act challenges to our patents for Zyprexa and Evista.

-	Changes in inventory levels maintained by pharmaceutical wholesalers can cause reported sales for a particular period to differ significantly from underlying prescriber demand.

-	Regulatory issues concerning compliance with current Good Manufacturing Practice (cGMP) regulations for pharmaceutical products can lead to product recalls and seizures, interruption of production, and delays in the approvals of new products pending resolution of the cGMP issues.

-	Other legal factors, including product liability or other liability claims, claims related to marketing and promotional practices asserted by federal and state governmental authorities and private payors, antitrust and pricing litigation, environmental matters, and privacy regulations can result in significant additional expense to the company. In particular, See Part I, Item 2, “Legal and Regulatory Matters”, for the discussions of the U.S. marketing practices investigations and the Zyprexa product liability litigation.

-	We have experienced difficulties in obtaining product liability insurance due to a very restrictive insurance market, and therefore will be largely self-insured for future product liability losses. In addition, there is no assurance that we will be able to fully collect from our insurance carriers on past claims.

32

-	Changes in tax laws, including laws related to the remittance of foreign earnings or investments in foreign countries with favorable tax rates, and settlements of federal, state, and foreign tax audits, can affect our net income.

-	Economic factors over which we have no control, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions in volatile areas can affect our results of operations.

-	Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, and the Emerging Issues Task Force can affect reported results.

-	Our results can also be affected by internal factors, such as changes in business strategies and the impact of restructurings, asset impairments, technology acquisition and disposition transactions, and business combinations.
We undertake no duty to update forward-looking statements.

33